Exhibit 99.1


CENDANT ISSUES $2 BILLION IN SENIOR UNSECURED NOTES

Proceeds to be Used to Repay Bank Debt and 2003 Maturing Debt

New York, NY. 01-08-2003 -- Cendant Corporation (NYSE: CD) announced today that it has sold in a public offering $2 billion in senior unsecured notes, of which $800 million are to be issued as five year notes due January 2008 and $1.2 billion as ten year notes due January 2013. The proceeds will be used to repay bank debt of $600 million, resulting primarily from the Budget acquisition, and principally to pay debt maturing in 2003, including $860 million principal amount at maturity of zero coupon convertible notes putable in May 2003 and $970 million of term notes due November 2003 and for general corporate purposes. As previously announced, JP Morgan and Salomon Smith Barney are the joint book-running managers for the transaction. The completion of this transaction is scheduled for Monday, January 13, 2003, subject to customary closing conditions.

Cendant's Chief Financial Officer, Kevin M. Sheehan, stated: "The proceeds from the issuance of these notes, together with the recently closed $2.9 billion 3-year revolving credit facility and the Company's anticipated $2.0 billion of free cash flow in 2003, provide Cendant with ample liquidity and flexibility to achieve our financial goals."

This press release does not constitute an offer of any securities for sale. A prospectus, when available, can be obtained from sales representatives of JP Morgan and Salomon Smith Barney. Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.

Statements about future results made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant's Form 10-Q for the quarterly period ended September 30, 2002.

Media Contact:
Elliot Bloom
212-413-1832

Investor Contacts:
Sam Levenson
212-413-1834

Henry A. Diamond
212-413-1920